Exhibit 10.4

EMPLOYMENT AGREEMENT

This Agreement is made and is effective as of June 1, 2003, by and between Coast National Bank, a national banking association (“Coast”), and Coast Bancorp, a California corporation (“Bancorp”) and Davina A. Palazzo (“Executive”).

WHEREAS, Executive is currently employed by Coast in the capacity as Executive Vice President and Manager of the Small Business Lending Center, and Executive’s background, expertise and efforts have contributed to the success and financial strength of Coast; and

WHEREAS, Coast wishes to assure itself of the continued opportunity to benefit from Executive’s services for the period provided in this Agreement, and Executive wishes to serve in the employ of Coast on a full-time basis solely in accordance with the terms hereof for such purposes; and

WHEREAS, the Board of Directors of Coast (“Board”) has determined that the best interests of Coast would be served by Executive’s continued employment with Coast under the terms of this Agreement;

NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions.

(a) “Agreement” means this employment agreement and any amendments hereto complying with Section 15(a) hereof.

(b) “Board” means the Board of Directors of Coast unless the context otherwise requires.

(c) “Cause” means:

(1) Executive commits any act of embezzlement, fraud, dishonesty or breach of fiduciary duty;

(2) Executive commits any act of unauthorized disclosure of any secrets

or

or confidential information of the Bank or induces any client, employee or customer of the Bank to break any contract with the Bank;

(3) Executive engages in illegal activity which materially adversely affects Coast’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as determined by the Board of Directors in good faith;

(4) Executive commits any act which would cause termination of coverage under Coast’s Bankers’ Blanket Bond as to Executive (as distinguished from termination of coverage as to Coast as a whole).

(d) “Change in Control” means a change of control of Coast or Bancorp of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act, whether or not Coast or Bancorp is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control shall be deemed to have occurred if:

(1)           there is a transfer, voluntarily or by hostile takeover, by proxy contest (or similar action), operation of law, or otherwise, of control of Coast or Bancorp;

(2)           any Person is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act or any successor provisions thereof), directly or indirectly, of securities of Bancorp representing 20% or more of the combined voting power of Bancorp’s then outstanding securities;

(3)           the individuals who were members of the Board of Directors of Bancorp immediately prior to a meeting of the shareholders of Bancorp, which meeting involves a contest for the election of directors, do not constitute a majority of the Board of Directors of Bancorp following such meeting or election;

(4)           a merger or consolidation (in which Bancorp is not the surviving entity) or sale of all or substantially all of the assets of Bancorp; or

(5)           there is a change, during any period of two consecutive years, of a majority of the Board of Directors of Bancorp as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Control” means the possession, direct or indirect, by any Person or “group” (as defined in Section 13(d) of the Securities Exchange Act) of the power to direct or cause the direction of the management policies of Coast or Bancorp, whether through ownership of voting securities, by contract or otherwise, and in any case means the ability to determine the election of a majority of the directors of Bancorp.

(g) “Disability” means physical or mental illness defined as Executive being unable to fully perform the duties required under this Agreement for a continuous period of ninety (90) days or a cumulative period of one hundred twenty (120) days in any one calendar year. If there should be a dispute between Coast and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the Los Angeles County Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.

(h) “Expiration” means the termination of this Agreement (including Executive’s employment hereunder) and of any further obligations of the parties (except as specified in this Agreement) upon completion of the Term.

(i) “Failure to Perform Duties” means Executive fails to perform or habitually neglects the duties which she is required to perform hereunder.

(j) “Person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization, a government or political subdivision thereof, or any other entity whatsoever.

(k) “Resign for Good Reason” or “Resignation for Good Reason” has the meaning found in Section 7(e).

(l) “Term” means the initial term of this Agreement and any extensions hereof, as provided in Section 4, whether prior to or following a Change in Control.

(m) “Termination” or “Terminate(d)” means the termination of Executive’s employment hereunder for any of the following reasons unless the context indicates otherwise:

(1)           Retirement by Executive;

(2)           Death of Executive;

(3)           Disability;

(4)           Expiration;

(5)           Resignation for Good Reason;

(6)           Resignation other than Resignation for Good Reason;

(7)           Termination Without Cause; and

(8)           Termination for Cause.

(n) “Termination Without Cause” or “Terminate(d) Without Cause” means the cessation of Executive’s employment hereunder for any reason except:

(1)           A resignation by Executive;

(2)           Termination for Cause;

(3)           Retirement;

(4)           Disability;

(5)           Death; or

(6)           Expiration.

2.             At-Will Employment. Pursuant to the provisions of 12 U.S.C. Section 24 (i.e., The National Bank Act) and notwithstanding any other provision to the contrary contained herein, it is agreed by the parties hereto that the Executive’s employment by Coast hereunder shall be at-will, and that Coast may at any time elect to terminate this Agreement and Executive’s employment by Coast for any reason by action of its Board.

3.             Position and Responsibilities. The Executive shall serve as Executive Vice President and Manager of the Small Business Lending Center of Coast and, subject to the provisions of Section 5 below, shall have such responsibilities, duties and authority as are generally associated with such positions and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority.

4.             Term of Agreement. Subject to the terms and provisions of this Agreement, this Agreement and the period of Executive’s employment, shall be deemed to have commenced as of June 1, 2003 and shall continue for an initial term of five years thereafter until 12:00 midnight May 31, 2008, unless sooner terminated. In the event Coast retains Executive as an employee following the expiration of the Term, such employment, absent a written agreement to the contrary, will be on an at-will basis with such compensation and upon such terms as the parties may then agree, subject to termination at any time with or without cause, and without liability. If Coast does not retain Executive as an employee after the Expiration of the Term, Executive’s employment shall cease without further liability of the parties to each other. Executive’s employment shall also terminate, and the Term of this Agreement will expire, upon Executive’s resignation (unless resignation is for Good Reason after a Change in Control), retirement, death or Disability, or upon Executive’s Termination for Cause.

5.             Full Time, Exclusive Employment. During the Term hereof, Executive shall devote exclusively all of her business time, attention, skill and efforts to the faithful performance of the business of Coast to the fullest extent necessary to properly discharge her duties and responsibilities hereunder and consistent with the highest and best standards of the banking industry and in compliance with all applicable laws, regulations and rules as well as Coast’s Articles of Incorporation and Bylaws. Further, with the approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or charitable, political or civic organizations, which, in such Board’s judgment, will not present any material conflict of interest with Coast and will not unfavorably affect the performance of Executive’s duties pursuant to this Agreement.

6.             Compensation.

(a)   Salary.   For Executive’s services hereunder, Coast shall pay or cause to be paid as annual base salary (gross) to Executive at least the sums set forth in accordance with the following schedule during the term of this Agreement:

June 1, 2003 - May 31, 2004	$115,000.00;
June 1, 2004 - May 31, 2005	$125,000.00;
June 1, 2005 - May 31, 2006	$125,000.00;
June 1, 2006 - May 31, 2007	$140,000.00; and
June 1, 2007 - May 31, 2008	$140,000.00

Said salary shall be payable in equal installments in conformity with Coast’s normal payroll practice, and shall be paid less all applicable taxes, with holdings, and deductions.

(b)   Bonuses.   Executive may receive an annual bonus in an amount to be determined by the Board of Directors in its sole discretion.

(c) Vacation. Executive shall be entitled to up to four (4) weeks of vacation each year during the Term, which vacation shall be taken at such times as are agreed upon by Executive and the Board of Directors; provided, however, that during each year of the Term, Executive is required to and shall take at least two (2) weeks of said vacation (the “Mandatory Vacation”), which shall be taken consecutively. Executive shall not be entitled to vacation pay in lieu of vacation; provided, however, that any vacation days earned but not used in any year may be carried over to future years, subject to any cap or limitation on vacation benefit accrual that may be contained in Coast’s Employee Policy Guide (which cap or limitation is hereby incorporated by reference).

(d) Automobile. Commencing on the Effective Date and during the entire Term hereunder, the Bank shall pay to Executive, as an automobile allowance, the sum of Four Hundred Dollars ($400) per month.

(e) Group Medical and Life Insurance Benefits. Coast, as its expense, shall provide for Executive medical, dental, accident, disability and death benefits equivalent to the normal and customary benefits available from time to time under the California Banker’s Association Group Insurance Program (or equivalent) for an employee of Executive’s salary level.

(f)  Stock Option. In addition to those stock options that have already been granted to the Executive prior to the commencement of this Agreement, during the term of this Agreement, Bancorp may grant to Executive stock options to purchase Bancorp’s common stock in such amount as may be determined in the sole discretion of the Board of Directors of Bancorp and pursuant to such terms as are contained in Bancorp’s Stock Option Plan or Plans as may be in effect during the term of this Agreement.

(g) Club Membership. During the Term of this Agreement, Coast shall provide the Executive with a membership to the San Luis Obispo Golf and Country Club (“SLOGCC”) in San Luis Obispo, California, at no cost to the Executive. Coast agrees to pay Executive’s dues in SLOGCC, all further assessments by SLOGCC, and all other expenses reasonably and necessarily incurred by Executive in connection with the Executive’s maintenance and use of the Membership for business-related purposes during the Term of this Agreement.

The Parties acknowledge and agree that although the Membership shall be held in the Executive’s name during the Term of this Agreement, the Membership shall remain an asset of Coast during the term of this Agreement, and the Executive may not sell, transfer, encumber or hypothecate in any manner the Membership without Coast’s prior written authorization. The Parties also agree that upon the cessation of the Executive’s employment with Coast under this Agreement for any reason, including voluntary resignation or retirement, the Executive shall purchase the Membership from Coast. The purchase price to the Executive shall be equal to the purchase price of the Membership, payable to Coast in cash no later than ninety (90) days after the Executive’s last day of active employment with Coast. The Executive hereby consents to Coast’s assignment of its rights hereunder in the event that Coast is acquired by or is merged with another financial institution.

The provisions of this Subsection 6(g) shall be binding on and inure to the benefit of each Parties’ successors and heirs, and shall survive the expiration of this Agreement and the termination of the Executive’s employment with Coast.

(h) Employee Benefits and Perks. In addition to the foregoing, during the period of the Executive’s employment hereunder, the Executive shall be entitled to participate in all employee benefits plans or arrangements of Coast not otherwise provided for in this Agreement on the same basis as other employees of Coast including, without limitation, plans or arrangements providing use of Coast provided credit card(s), car telephone(s), pager(s) and such other perks (if such is (are) being so provided) upon the terms and conditions previously in effect.

(i) Expenses.    During the period of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder in accordance with the general policies and procedures established by Coast.

7. Termination.

(a) Resignation, Retirement, Death or Disability. Executive’s employment hereunder shall cease at any time by Executive’s resignation (other than a resignation for Good Reason as provided in Section 7(e)), or by Executive’s retirement, death or Disability. Disability shall be deemed to have occurred only after following the procedure contained in Section 1(g) above.

(b) Termination for Cause. Executive’s employment shall cease upon a good faith finding of Cause by the Board; provided, however, that Executive shall be given written notice of the Board’s finding of conduct by Executive amounting to Cause for such termination. Said notice shall be accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of a quorum of the Board at a duly-noticed meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct amounting to Cause and specifying the particulars thereof; provided, however, that after a Change in Control, such resolution may be adopted only by the affirmative vote of not less than a majority of a committee composed of at least three (3) disinterested outside directors of Coast. In the absence of at least three (3) disinterested outside directors, a determination of Cause shall be submitted to and made by an arbitrator(s) pursuant to Section 13 hereof.

(c) Termination for Failure to Perform Duties. Upon the good faith determination by the Board that Executive’s conduct amounts to a Failure to Perform Duties, the Board shall give Executive written notice of such finding. Executive shall then have thirty (30) days in which to modify her job performance and cease the behaviors leading to the Board’s determination of her Failure to Perform Duties. Upon the expiration of said thirty (30) day period, the Board shall review Executive’s job performance during that thirty (30) day period, and determine whether Executive’s conduct still amounts to a Failure to Perform Duties. Executive’s employment shall cease upon a good faith finding of a Failure to Perform Duties by the Board at the end of the thirty (30) day period; provided, however, that Executive shall be given written notice of the Board’s finding of conduct by Executive amounting to a Failure to Perform Duties. Said notice shall be accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of a quorum of the Board at a duly-noticed meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct amounting to a Failure to Perform Duties and specifying the particulars thereof; provided, however, that after a Change in Control, such resolution may be adopted only by the affirmative vote of not less than a majority of a committee composed of at least three (3) disinterested outside directors of Coast. In the absence of at least three (3) disinterested outside directors, a determination of a Failure to Perform Duties shall be submitted to and made by an arbitrator(s) pursuant to Section 13 hereof. A termination of Executive pursuant to this subparagraph 7(c) shall be deemed to be a, “Termination for Cause.”

(d) Termination Without Cause. Executive’s employment may be terminated immediately Without Cause upon written notice for any reason, subject to the payment of all amounts including severance benefits required by Section 8 hereof. Any termination shall be effective immediately unless another time period is specified herein upon Coast’s giving of notice to Executive, and all liability or obligation by Coast hereunder to Executive (except for severance benefits, as may be provided below) shall thereupon cease. Such termination shall not prejudice any remedy which Coast may have at law, in equity, or under this Agreement.

(e) Expiration. Executive’s employment shall cease, or shall continue on an at- will basis as provided in Section 4 hereof, upon the expiration of the Term of this Agreement as provided in Section 4 hereof.

(f) Resignation for Good Reason. Following a Change in Control during the Term hereof, Executive may, under the following circumstances, regard Executive’s employment as being constructively terminated by Coast (and in such case Executive’s employment shall terminate) and may, therefore, Resign for Good Reason within 90 days of Executive’s discovery of the occurrence of one or more of the following events, any of which shall constitute “Good Reason” for such Resignation for Good Reason:

(1) Without Executive’s express written consent, the assignment to Executive of any duties materially inconsistent with Executive’s position, duties,

responsibilities and status with Coast immediately prior to the Change in Control, or any subsequent removal of Executive from or any failure to re-elect her to any such position;

(2) Without Executive’s express written consent, the termination and/or material reduction in Executive’s facilities (including office space and general location) and staff reporting and available to Executive immediately prior to the Change in Control;

(3) A reduction by Coast of Executive’s base salary or of any bonus compensation applicable to her as in effect immediately prior to the Change in Control;

(4) A failure by Coast to maintain any of the employee benefits and perks to which Executive was entitled immediately prior to the Change in Control at a level substantially equal to or greater than the value of those employee benefits and perks in effect immediately prior to the Change in Control; or the taking of any action by Coast which would materially affect Executive’s participation in or reduce Executive’s benefits under any such benefits’ or perks’ plans, programs or policies, or deprive Executive of any material fringe benefits enjoyed by her immediately prior to the Change in Control;

(5) Coast requiring Executive to be based at an office that is greater than 25 miles from where Executive’s office is located immediately prior to the Change in Control, except for required travel on Coast’s behalf to an extent substantially consistent with Executive’s present business travel obligations;

(6) Any purported Termination of Executive’s employment by Coast other than those effected in good faith pursuant to Sections 7(a), 7(b) and 7(c) of this Agreement; or

(7) The failure of Coast to obtain the assumption of this Agreement by any successor.

(g) Supervisory Suspension. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of Coast’s affairs by a notice served under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, Coast’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Coast shall, (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(h) Regulatory Removal. If the Executive is removed and/or permanently prohibited from participating in the conduct of Coast’s affairs by an order issued under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, all obligations of Coast under this Agreement shall terminate as of the effective date of the order.

8. Payments to Executive Upon Termination.

(a) Death, Disability or Retirement. In the event of Termination of this Agreement due to Executive’s death, Disability or retirement, Executive or Executive’s spouse and/or estate shall be entitled to NO benefits from Coast and Coast shall have no further liability or obligation to Executive, including any obligation to provide severance benefits pursuant to this Section 8 below.

(b) Resignation Without Good Reason or Expiration. In the event of Executive’s resignation (other than a Resignation for Good Reason), or upon Expiration, Coast shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(c) Termination for Cause. In the event Executive is Terminated for Cause, Coast shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(d) Termination Without Cause Prior to a Change in Control. Upon the occurrence of a Termination Without Cause prior to a Change in Control, as damages for breach of this Agreement, Coast shall as severance benefits to Executive provide the following: (a) severance pay in a sum equivalent to Executive’s then existing base salary for a period of twelve (12) months next following Executive’s termination (in lieu of any payments otherwise due for the balance of the Term), which payment shall be payable to Executive in one lump sum payment on the effective date of termination of Executive’s employment hereunder; and (b) continuation of insurance benefits provided to Executive hereunder for a period not to exceed sixty (60) days after termination. The parties agree that the provision of such severance benefits shall constitute full and complete performance by Coast of its obligations hereunder.

(e) Termination Without Cause or Resignation for Good Reason, After a Change in Control. If in the twenty-four (24) month period following a Change in Control, Executive (i) Resigns for Good Reason or (ii) is otherwise Terminated Without Cause, Coast shall pay to Executive a lump sum payment equal to twelve (12) months base salary then in effect. Such lump sum shall be paid not later than the tenth (10th) day following the date of Termination Without Cause or a Resignation for Good Reason.

(f) Source of Payments. All payments provided in Section 8 shall be paid in cash from the general funds of Coast, and no special or separate fund need be established and no other segregation of assets need be made to assure payment.

(g) Consistent Returns. Coast and Executive agree that the payments being made under this Agreement represent reasonable compensation for services and that neither Coast nor Executive will file any returns or reports which take a contrary position.

(h) Reduction of Payment. Notwithstanding anything in the foregoing to the contrary, if the payments made to Executive following a Termination Without Cause or Resignation For Good Reason or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from Coast would constitute a “parachute payment” (as defined in Section 280G of the Code), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by Coast’s independent auditors or if such firm is no longer providing tax services to Bank to such other tax advisor as shall be mutually acceptable to Bank and Executive, and such determination shall be conclusive and binding on Coast and Executive with respect to the treatment of the payment for tax reporting purposes.

(i) Sole Remedy. The receipt of the amounts described in this Section 8, and attorneys’ fees as set forth in Section 13 in the event of breach, if any, shall constitute Executive’s sole remedy under this Agreement against Coast and its officers, directors, employees and agents.

9. Confidentiality and Trade Secrets.

(a) Trade Secrets. During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and the identity of customers of Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for a period of twenty four (24) months after the termination of this Agreement, except as required in the course of Executive’s employment with Bank.

(b) Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments, software, computer programs or similarly generated electronic materials or other materials used and/or developed by Executive during the

Term are solely the property of Bank, and that Executive has no right, title or interest therein. Upon termination of the Term of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to Bank in good condition.

(c) Unauthorized Disclosure. During the period of her employment hereunder and for a period of two years following the cessation of such employment (irrespective of the reason therefor), Executive shall not, except as required by any court, supervisory authority or administrative agency, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of Coast or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of her duties as an employee of Coast, any confidential information obtained by her while in the employ of Coast; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by the Executive).

10. Business Protection Covenants.

(a) Agreement Not to Compete. Executive agrees that in the event she is terminated without cause and receives the payment required by Section 8(d), unless otherwise approved in writing by Coast, for a period of twelve (12) months from the date of her cessation of employment by Coast, Executive shall not directly or indirectly enter into or in any manner take part in any business, profession or endeavor which shall be competitive with the business of Coast in San Luis Obispo County as an employee, officer, agent, independent contractor, 10% or more owner of an entity, director or other business representative; in addition, Executive agrees that for the twelve (12)months period described herein, Executive shall not solicit any customer with whom Coast has done business during the preceding twelve (12) months.

(b) Inducing Employees To Leave the Bank; Employment of Employees. Any attempt on the part of the Executive to induce others to leave the Bank’s employ, or the employ of any of its subsidiaries or affiliates, or any effort by the Executive to interfere with the Bank’s relationship with its other employees would be harmful and damaging to the Bank. The Executive agrees that during the Term of employment and for a period of twelve (12) months thereafter, the Executive will not in any way, directly or indirectly (i) induce or attempt to induce any employee of the Bank or any of its subsidiaries of affiliates to quit employment with the Bank or the relevant subsidiary or affiliate; (ii) otherwise interfere with or disrupt the relationships between the Bank and its subsidiaries and affiliates and their respective employees; (iii) solicit, entice, or hire away any employee of the Bank or any of its subsidiaries or affiliates; or (iv) hire or engage any employee of the Bank or any subsidiary or affiliate or any former employee of the Bank or any subsidiary or affiliate whose employment ceased less than one (1) year before the date of such hiring or engagement.

(c) Nonsolicitation of Business. The Executive agrees that, in the event she is terminated without Cause and receives the payment required by Paragraph 8(d) for a period of twelve (12) months form the date of termination of employment, the Executive will not divert or attempt to divert from the Bank or any of its subsidiaries or affiliates, any business the Bank or a subsidiary or affiliate had enjoyed or solicited from its customers, borrowers, depositors or investors during the twelve (12) months prior to termination of his employment.

(d) Equitable Relief. The Executive acknowledges and agrees that irreparable injury will result to the Bank in the event of a breach of any of the provisions of this Section 10 and that the Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any part of this Section 10, and in addition to any other legal or equitable remedy the Bank or its subsidiaries or affiliates may have, the Bank and any relevant subsidiary or affiliate shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in San Luis Obispo County, California, or elsewhere, to restrain the violation or breach thereof by the Executive or any affiliates, agents, or any other persons acting for or with the Executive in any capacity whatsoever, and the Executive submits to the jurisdiction of such court in any such action.

(e) Severability. It is the desire and intent of the parties that each of the provisions of Section 10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision in the provisions of Section 10 shall be adjudicated or found to be invalid or unenforceable, such provisions shall be deemed amended to delete therefrom the portion thus adjudicated or found to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication or fining is made. In addition, should any court or arbitrator determine that any of the provisions of Section 10 shall be unenforceable with respect to scope, duration, or geographic area, such court or arbitrator shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Bank, to the fullest extent permitted by applicable law, the benefits intended by the particular paragraph at issue.

(f) Resignations. The Executive agrees that upon termination of employment, for whatever reason, she will submit her resignations from all offices and directorships with the Bank, Bancorp and all subsidiaries of it.

11. Waivers. Any waiver by a party of any breach of this Agreement by the other party shall not be construed as a continuing waiver or as a consent to any subsequent breach by the other party.

12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed,

certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

If to the Bancorp, to:

Coast Bancorp
500 Marsh Street
San Luis Obispo, California 93401
Attn: President
Facsimile: (805) 541-5758

If to Coast, to:

Coast National Bank
500 Marsh Street
San Luis Obispo, California 93401
Attn: President
Facsimile: (805) 541-5758

with a copy to:

Barnet Reitner, Esq.
REITNER & STUART
1319 Marsh Street
San Luis Obispo, California 93401
Facsimile: (805) 545-8599

If to Executive, to:

Davina A. Palazzo
c/o Coast National Bank
500 Marsh Street
San Luis Obispo, California 93401

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

13. Arbitration. Any dispute or controversy arising or in connection with this Agreement shall, upon written request of one party to the other, be submitted to and settled exclusively by arbitration in the State of California and be governed by the California Arbitration Act as set forth in the California Code of Civil Procedure.  Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. To the extent allowable by law, the cost of such arbitration, including reasonable attorney’s fees, shall be borne by the losing party or in such proportions as the arbitrator(s) shall decide. Arbitration shall be the exclusive remedy of Executive and the Company and the award of the arbitrator(s) shall be final and binding upon the parties. All reasonable costs, including reasonable attorney’s fees, incurred in enforcing an arbitration award in court, or of seeking a court order to compel arbitration, shall be borne by the losing party in such proceedings.

14. Indemnification. The Company will indemnify Executive to the fullest extent permitted by the laws of the state of California and to the extent not inconsistent with the foregoing, the Articles of Incorporation and Bylaws of the Company as in effect on the date of the Change in Control of the Company, in respect of all Executive’s services rendered to the Company and its subsidiaries prior to the Date of Termination. Executive shall be entitled to the protection of any insurance policies the Company now or hereafter maintains generally for the benefit of its directors, officers and employees (but only to the extent of the coverage afforded by the existing provisions of such policies) to protect against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of her being or having been a director, officer or employee of the Company or any of its subsidiaries during her employment therewith.

15. General Provisions.

(a) Entire Agreement. This Agreement constitutes the entire agreement by the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements among or between the parties, unless otherwise provided herein. No amendment, waiver or termination of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver, or termination hereof executed by Coast and Executive shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person, and no Person shall be deemed to be a third-party beneficiary under this Agreement.

(b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(c) No Waiver. Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(d) Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(e) Severability. If for any reason any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, such invalidity or unenforceability shall in no way effect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(f) Governing Law. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws the United States and to the extent not inconsistent therewith the laws of the State of California applicable to contracts executed and to be performed solely in the State of California.

(g) Assumption. Coast shall require any successor in interest (whether direct or indirect or as a result of purchase, merger, consolidation, Change in Control or otherwise) to all or substantially all of the business and/or assets of Coast to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that Coast would be required to perform it if no such succession had taken place.

(h) Advice of Counsel. Executive acknowledges that Coast has been represented by Reitner & Stuart in connection with the preparation of the Agreement and that she has been encouraged to consult with other legal counsel of her choosing concerning the terms of this Agreement prior to executing this Agreement. Executive represents that she has been represented by Lisa Lazara, Esq. in connection with the preparation of the Agreement. Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement. The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement. Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	COAST NATIONAL BANK

/s/Stephanie Ragsdale	By:	/s/ Jack Wauchope
Its: Chairman/CEO
print name: Jack Wauchope

ATTEST:	COAST BANCORP

/s/Stephanie Ragsdale	By:	/s/ Jack Wauchope
Its: Chairman/CEO
print name: Jack Wauchope

THE EXECUTIVE

/s/ Stehpanie Ragsdale	/s/Davina Paalazzo
Witness